                                              OPPENHEIMER FUNDS

                                        COMPENSATION DEFERRAL PLAN
                             As Amended and Restated Effective January 1, 2008

                                                     PREAMBLE

     The registered  open-end  investment  companies listed on Schedule A hereto
(the "Funds"),  with principal offices at 6803 South Tucson Way,  Englewood,  CO
80112,  hereby establish this  Compensation  Deferral Plan for Eligible Trustees
(the "Plan"). The purpose of the Plan is to allow the Eligible Trustees to defer receipt of all or a portion of the  compensation  they earn as directors in lieu of receiving current payments of such  compensation.  The Plan is not covered by the  Employee  Retirement  Income  Security  Act of  1974,  as  amended.  It was originally  adopted  effective  as of December 1, 2006 and has been  amended and restated  effective  January 1, 2008.  The Plan is intended to supersede  and to consolidate all non-qualified  elective deferred compensation  arrangements with
Trustees previously instituted by the Funds.

1.   DEFINITION OF TERMS AND CONSTRUCTION

     1.1  Definitions.  Unless a  different  meaning is  plainly  implied by the context,  the  following  terms as used in this Plan  shall  have the  following meanings:

     "Administrator" shall mean the Treasurer of the Funds.

     "Beneficiary"  shall mean such  person or persons  designated  pursuant  to
Section 4.7 hereof to receive benefits after the death of the Trustee.

     "Board"  or "Board of  Trustees"  shall mean the Board of  Trustees  of the
Funds.

     "Change in  Control"  shall  mean a change in the  ownership  or  effective control of a corporation,  or a change in the ownership of a substantial portion of the assets of the corporation,  as defined under Section 409A of the Code and
Regulations.

     "Code" shall mean the Internal  Revenue Code of 1986,  as amended from time to time, or any successor statute.

     "Compensation"  shall mean the  amount of  directors'  fees  payable by the
Funds to the  Trustee for  services  performed  during a Deferral  Year prior to reduction for Compensation Deferrals made under this Plan.

     "Compensation  Deferral"  shall mean the amount or amounts of the Trustee's
Compensation deferred under this Plan.

     "Deferral  Account"  shall  mean the  account  maintained  to  reflect  the
Trustee's  Compensation  Deferrals  made  pursuant  to this  Plan and any  other credits or debits thereto.

     "Deferral  Election" shall mean the Eligible  Trustee's  annual election to defer his or her Compensation under Section 3.1 hereof.

     "Deferral  Election  Notice" shall mean the notice described in Section 3.1 hereof, a sample copy of which is attached to this Plan.

     "Deferral  Year" shall mean each  calendar  year  during  which the Trustee makes, or is entitled to make, Compensation Deferrals under Section 3 hereof.

     "Designated  Investment"  shall mean the  investment  medium  selected by a
Trustee under Section 3.3.

     "Disabled" shall mean unable to engage in any substantial  gainful activity by reason of any medically  determinable physical or mental impairment which can be  expected  to result  in death or can be  expected  to last for a  continuous period of not less than 12 months.

     "Eligible  Trustee" shall mean a member of the Board of Trustees who is not an "affiliated  person" of the investment  adviser,  administrator  or principal underwriter of any of the Funds,  as such term is defined under Section  2(a)(3)
of the Investment Company Act of 1940, as amended.

     "Hardship and Unforeseeable Emergency" shall mean severe financial hardship to a Trustee  resulting from a sudden and unexpected  illness or accident of the
Trustee,  the spouse of the Trustee or a dependent (as defined in Section 152 of the Code,  without  regard to Section  152(b)(1,  (b)(2),  and  (d)(1)(B) of the
Code), of the Trustee,  loss of the Trustee's property due to casualty, or other similar  extraordinary  and  unforeseeable  circumstances,  arising  from events beyond the Trustee's control.  Whether  circumstances  constitute a Hardship and
Unforeseeable  Emergency depends on the facts of each case, as determined by the
Board, but in any case does not include a hardship that may be relieved:

     (1) through reimbursement or compensation by insurance or otherwise;

     (2) by liquidation of the Trustee's  assets to the extent that  liquidation itself would not cause such a severe  financial  hardship;  or (3) by ceasing to defer receipt of any Compensation not yet earned.

     The term "Hardship and Unforeseeable Emergency" shall have the same meaning as the  term  "unforeseeable  emergency"  as used in  Regulations  and  shall be applied  accordingly.  The need to send a  Trustee's  child to  college  and the desire to  purchase a home shall not  constitute  a Hardship  and  Unforeseeable
Emergency.

     "Investment  Direction  Notice" shall mean the notice  described in Section
3.3 hereof, a sample copy of which is attached to this Plan.

     "Regulations" shall mean Treasury  Regulations issued under Section 409A of the Code, whether proposed, temporary, or final.

     "Separation  from Service" shall mean the date as of which a Trustee ceases to be a member of the Board of Trustees,  provided that such event constitutes a
"separation   from  service"  as  defined  in  Section  409A  of  the  Code  and
Regulations.

     "Valuation Date" shall mean the last business day of each calendar year and any other day upon which a Fund makes a valuation of the Deferral Account.

     1.2 Plurals and Gender.  Where  appearing in this Plan the  singular  shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

     1.3 Trustees and Directors.  Where appearing in this Plan,  "Trustee" shall also refer to  "Director"  and "General  Partner" and "Board of Trustees"  shall also refer to "Board of Directors" and "General Partners" and, where the context permits, "Eligible Trustees."

     1.4 Headings.  The headings and  subheadings  in this Plan are inserted for the  convenience of reference only and are to be ignored in any  construction of the provisions hereof.

2.   PERIOD DURING WHICH COMPENSATION DEFERRALS ARE PERMITTED

     2.1 Commencement of Compensation  Deferrals. An Eligible Trustee may elect,
on  a  Deferral  Election  Notice  submitted  to  the  Administrator,   to  make
Compensation  Deferrals  under  Section  3 hereof  for the first  Deferral  Year beginning after the date such form is submitted to the Administrator.

     2.2  Termination  of  Deferrals.  The Trustee shall not be eligible to make
Compensation Deferrals with respect to a Fund after the earlier of the following dates:

     (a) The last day of the Deferral Year in which he or she ceases to serve as an Eligible  Trustee of that Fund; or (b) The effective date of the  termination of this Plan.

3.   COMPENSATION DEFERRALS

     3.1 Compensation Deferral Elections.

     (a) On or prior to December 15 of the year  preceding the Deferral Year, an
Eligible  Trustee may elect, on a Deferral  Election Notice in the form attached to  this  Plan,  to  defer  the  receipt  of  all  or a  portion  of  his or her
Compensation for such Deferral Year. A Deferral Election shall apply only to the single  Deferral  Year  for  which a  Deferral  Notice  has  been  submitted  in accordance  with  this  Plan;  a new  Deferral  Election  must be filed  for any subsequent  Deferral Year for which an Eligible Trustee wishes to participate in this Plan. The Deferral Election Notice shall include:

     (1) The amount or percentage of Compensation to be deferred;

     (2) If the period of deferral is not specified to end as of the date of the
Trustee's  Separation from Service,  the number of whole years for which receipt of Compensation is to be deferred,  which number of whole years must be three or more,  provided  that the period of deferral may not extend beyond the Trustee's
Separation from Service;

     (3) The  manner  of  distribution  of such  Compensation  Deferrals  (i.e., whether in a lump sum or in a number of annual installments);

     (4) A completed  and signed  "Beneficiary  Designation  Notice" in the form attached to this Plan; and

     (5) A  completed  and signed  "Investment  Direction  Notice,"  in the form attached to this Plan.

     (b)  Compensation   Deferrals  shall  be  withheld  from  each  payment  of
Compensation  by the  Funds to the  Trustee  in  accordance  with the  amount of
Compensation  Deferrals specified by the Trustee in his or her Deferral Election
Notice.

3.2      Valuation of Deferral Account.

     (a) The Funds shall establish a bookkeeping  Deferral Account to which will be credited an amount equal to the Trustee's  Compensation  Deferrals under this
Plan.  Compensation  Deferrals shall be allocated to the Deferral Account on the first business day following the date such  Compensation  Deferrals are withheld from the  Trustee's  Compensation.  As of the date of this  Plan,  the  Deferral
Account  also shall be credited  with the amount  credited to the Trustee  under each other outstanding elective deferred compensation  agreement entered into by and between the Fund and the Trustee which is superseded by the Plan pursuant to
Section  6.9  hereof.  The  Deferral  Account  shall be debited  to reflect  any distributions from such Account.  Such debits shall be allocated to the Deferral
Account as of the date such distributions are made.

     (b)  As  of  each  Valuation  Date,  income,   gain  and  loss  equivalents
(determined as if the Deferral Account is invested in the manner set forth under
Section 3.3,  below)  attributable  to the period  following the next  preceding
Valuation  Date shall be  credited to or deducted  from the  Trustee's  Deferral
Account.

3.3      Investment of Deferral Account Balance.

     (a) (1) At the  time of  submission  of a  Deferral  Election  Notice,  the
Trustee  shall select,  from various  options made  available by the Funds,  the investment  media (each, a "Designated  Investment") in which all or part of his or her Deferral Account shall be deemed to be invested;  provided, however, that the total number of different  Designated  Investments  selected by a Trustee in all Deferral Election Notices for all Deferral Years may not exceed six (6).

     (2) The  Trustee  shall  select  Designated  Investments  on an  Investment
Direction Notice in the form attached to this Plan. The Trustee may amend his or her  investment  designation  as of the end of each  calendar  quarter by giving written direction to the Administrator at least 30 days prior to the end of such calendar quarter.  A timely change to a Trustee's  Designated  Investments shall become effective on the first day of the calendar quarter  following  receipt by the Administrator.

     (3) The investment  media deemed to be made  available to the Trustee,  and any limitation on the maximum or minimum  percentages of the Trustee's  Deferral
Account that may be invested in any particular medium, shall be the same as from time-to-time  communicated to the Trustee by the Administrator,  and need not be limited to the Funds themselves. The Fund shall provide a quarterly statement to the Trustee showing such information as is appropriate,  including the aggregate amount in the Deferral Account, as of a reasonably current date.

     (b) Except as provided  below,  the  Trustee's  Deferral  Account  shall be deemed to be invested in  accordance  with his or her  investment  designations, provided such designations conform to the provisions of the Plan. If

     (1) the Trustee does not furnish the Administrator  with written investment instructions,

     (2) the written investment instructions from the Trustee are unclear or not in conformity with this Plan, or

     (3) less than all of the  Trustee's  Deferral  Account  is  covered by such written  investment  instructions,  then any portion of the  Trustee's  Deferral
Account  corresponding to a Deferral Election Notice or an Investment  Direction
Notice that is not in conformity with the Plan shall be deemed to be invested in the  Oppenheimer  Money Market Fund until such time as the Trustee shall provide the Administrator with appropriate investment instructions.

     (c) If a  Designated  Investment  pays a  stock  dividend  on,  or  splits, combines,  reclassifies or substitutes other securities by merger, consolidation or otherwise for, its outstanding  shares,  the Trustee's Deferral Account shall be adjusted in order to preserve rights substantially proportional to the rights deemed held  immediately  prior to such event. On each payment date of dividends or capital gains distributions  declared on shares of any Designated  Investment in which a Trustee's  Deferral Account is deemed invested,  the Deferral Account will be credited  with  appropriate  adjustments  reflecting  all  dividends  or capital gains distributions which would have been realized had such account been invested in shares of such  Designated  Investment  and such dividend or capital gains distribution had been received and reinvested.  The adjustments under this subsection  (c)  shall be deemed  to be made as if the  amount in the  Trustee's
Deferral Account were actually  invested in shares of the Designated  Investment undergoing the event requiring adjustment hereunder.

     (d) If a Designated  Investment is liquidated,  a Trustee may file with the
Administrator a revised  Investment  Direction  Notice  specifying an investment medium  under  this  Plan  in  which  the  amount  of his or her  Deferral  Fund previously  invested in the  liquidated  Designated  Investment  shall be deemed invested. If no such revised notice is received by the Administrator, the amount of the Trustee's  Deferral  Account  attributable  to the liquidated  Designated
Investment shall be deemed invested in the Oppenheimer Money Market Fund.

     3.4 Transfers  from Other  Deferred  Compensation  Programs.  In 2006,  the
Amended and Restated Retirement Plan for Non-Interested Trustees or Directors of
the New York-Based Oppenheimer Funds (the "Board I SERP") was frozen. As part of the freezing  process,  certain Trustees made irrevocable  elections to transfer the credit  standing to their account in the Board I SERP to this Plan. In 2007, the  Amended  and  Restated  Retirement  Plan for  Non-Independent  Trustees  or
Directors of the Oppenheimer  Quest Funds,  the Oppenheimer  Rochester Funds and
the  Oppenheimer  Midcap Fund (the "Board III SERP") was frozen.  As part of the freezing  process,  certain Trustees made irrevocable  elections to transfer the credit  standing  to their  account  in the  Board  III SERP to this  Plan.  The distribution of these  transferred  amounts shall be governed by the irrevocable election made by the  transferring  Trustee prior to and in connection  with the transfer to this Plan.

4.       DISTRIBUTIONS FROM DEFERRAL ACCOUNT

     4.1 Eligible  Trustee's  Election.  An Eligible  Trustee shall elect at the time of his or her  Deferral  Election  the form of  distribution,  which may be either:

     (a) Lump sum;

     (b)  Annual  installments  over a  period  of five  (5)  years,  with  each installment being equal to the balance in the Deferral Account immediately prior to payment of the installment divided by the number of installments remaining to be paid (including the installment the amount of which is being determined);

     (c)  Annual  installments  over a  period  of ten  (10)  years,  with  each installment being equal to the balance in the Deferral Account immediately prior to payment of the installment divided by the number of installments remaining to be paid (including the installment the amount of which is being determined); or

     (d) Annual  installments  over a period of fifteen  (15)  years,  with each installment being equal to the balance in the Deferral Account immediately prior to payment of the installment divided by the number of installments remaining to be paid  (including the  installment  the amount of which is being  determined);
provided,  however,  that this  distribution  schedule  may be  elected  only in conjunction with the Eligible Trustee's election to commence  distributions upon a Separation from Service.

     If an Eligible  Trustee  fails to  designate  the period of deferral or the manner of  distribution  to apply to his or her Deferral  Account,  the Deferral
Account shall be  distributed in a lump sum upon the Trustee's  Separation  from
Service.

     4.2  Special  Election.  Prior to January 1,  2007,  Trustees  may elect to change  on a  one-time  basis the  distribution  date or  distribution  schedule
applicable  to  any  deferred   compensation   deferred  in  prior  years  to  a
distribution date or distribution  schedule permitted under this Plan.  However, conversion is available only with respect to amounts that would not otherwise be payable  in 2006,  and may not cause an amount to be paid in 2006 that would not otherwise be payable in such year.

     4.3 Hardship and Unforeseeable Emergency. A Trustee may request at any time a withdrawal  of part or all of the amount then  credited to his or her Deferral
Account on account of Hardship  and  Unforeseeable  Emergency  by  submitting  a written  request to the  Administrator  accompanied  by evidence that his or her financial  condition  constitutes a Hardship and  Unforeseeable  Emergency.  The
Administrator  shall  forward such  request to the Board,  which will review the
Trustee's  request and  determine  the extent,  if any, to which such request is justified.  Any such withdrawal  shall be limited to an amount necessary to meet the Hardship and  Unforeseeable  Emergency  plus amounts  necessary to pay taxes reasonably  anticipated as a result of the  distribution,  but not more than the amount of the  Trustee's  Deferral  Account.  In the event that a Trustee  shall receive a distribution on account of Hardship and Unforeseeable  Emergency,  all deferrals from his Compensation shall immediately cease for the remainder of the
Deferral Year in which the distribution on account of Hardship and Unforeseeable
Emergency is made.

     4.4 Disability.  If a Trustee becomes Disabled prior to the commencement of the  distribution of the amounts  credited to his or her Deferral  Account,  the
Board shall cause the amount then credited to his or her Deferral  Account to be distributed to him or her or to his or her legal  representative  in a lump sum, subject to such rules or procedures as the Board may determine.

     4.5 Change in Control. [Reserved.]

     4.6 Death Prior to Complete  Distribution  of  Deferral  Account.  Upon the
death of the Trustee, the balance of such Account shall be distributed to his or her Beneficiary in a lump sum as soon as practicable  after the Trustee's death.
In the  event  of the  death  of the  Trustee  after  the  commencement  of such distribution,  but prior to the  complete  distribution  of his or her  Deferral
Account,  the balance of the amounts  credited  to his or her  Deferral  Account shall be distributed to his or her Beneficiary  over the remaining period during which such amounts were distributable to the Trustee under Section 4.1 hereof.

     4.7  Designation of  Beneficiary.  For purposes of Section 4.6 hereof,  the
Trustee's  Beneficiary  shall be the  person or  persons  so  designated  by the
Trustee in a written instrument submitted to the Administrator. In the event the
Trustee fails to properly designate a Beneficiary,  his or her Beneficiary shall be the  person or persons in the first of the  following  classes of  successive preference  Beneficiaries  surviving at the death of the Trustee:  the Trustee's
(1) surviving spouse or (2) estate.

     4.8 Payments Due Missing Persons.  The Funds shall make a reasonable effort
to  locate  all  persons   entitled  to  benefits  under  this  Plan.   However,
notwithstanding any provisions of this Plan to the contrary,  if, after a period of five (5) years from the date such  benefit  shall first become  payable,  any such persons entitled to benefits have not been located, their rights under this
Plan shall stand suspended.  Before this provision becomes  operative,  the Fund shall send a certified  letter to all such  persons to their last known  address advising them that their benefits  under this Plan shall be suspended.  Any such suspended amounts shall be held by the Fund for a period of three (3) additional years (or a total of eight (8) years  from the time the  benefits  first  become payable) and thereafter, if unclaimed, such amounts shall be forfeited.

     4.9 Distribution  Dates.  For purposes of any  distribution  required to be made under this Plan,  the  payment  date shall be the first day of the  quarter immediately following the event requiring  distribution or as soon thereafter as practicable.

5.       AMENDMENTS AND TERMINATION

     5.1 Amendments

     (a) The Funds and the Trustee may, by a written  instrument  signed by both such parties,  amend a Trustee's  deferred  compensation  arrangement under this
Plan at any time and in any manner, provided that any such amendment must comply with  Section  409A  of the  Code  and no  such  amendment  may  accelerate  the distribution from the Trustee's Deferral Account of amounts previously deferred, unless permitted under Section 409A of the Code.

     (b) The Funds reserve the right to amend,  in whole or in part,  and in any manner,  any or all of the provisions of this Plan by action of their respective
Boards of Trustees for the purposes of complying  with any provision of the Code or any other technical or legal requirements, provided that:

     (1) No such amendment  shall make it possible for any part of the Trustee's
Deferral  Account to be used for, or diverted  to,  purposes  other than for the exclusive  benefit  of the  Trustee or his or her  Beneficiaries,  except to the extent otherwise provided in this Plan or permitted under Section 409A; and

     (2) No such  amendment  may  reduce the  amount of the  Trustee's  Deferral
Account as of the effective date of such amendment.

     Notwithstanding  Section  5.1(b)(1) above,  the Trustee's  Deferral Account shall be subject to the claims of the creditors of the Funds.

     5.2 Termination. The Funds may, by action of the Board, terminate this Plan at any time. The rights of a Trustee to his or her Deferral Account shall become payable as of the Valuation Date coincident with or next following the effective date of the termination of this Plan, but only if the Board determines that such
payment  does  not  constitute  an   impermissible   acceleration   of  deferred
compensation under Section 409A of the Code.

6.        MISCELLANEOUS

        6.1       Rights of Creditors.

     (a) This Plan is unfunded and is not creating a Trust.  Neither the Trustee nor any other persons shall have any interest in any specific asset or assets of any Fund by reason of any Deferral Account hereunder,  nor any rights to receive distribution  of his or  her  Deferral  Account  except,  and as to the  extent, expressly provided hereunder.  The Funds shall not be required to purchase, hold or dispose of any  investments  pursuant to this Plan;  however,  if in order to cover its obligation  hereunder a Fund elects to purchase any  investments,  the same shall  continue  for all  purposes to be a part of the  general  assets and property  of that Fund,  subject to the claims of its general  creditors  and no person other than that Fund shall by virtue of the  provisions of this Plan have any interest in such assets other than an interest as a general creditor.

     (b) The rights of the Trustee and the  Beneficiaries to the amounts held in the  Deferral  Account  are  unsecured  and shall be  subject  to the  claims of creditors  of the Funds.  With  respect to the payment of amounts held under the
Deferral Account,  the Trustee and his or her  Beneficiaries  have the status of unsecured  creditors of the Funds.  This Plan is executed on behalf of the Funds by an officer of the Fund as such and not  individually.  Any  obligation of the
Fund hereunder shall be an unsecured obligation of the Fund and not of any other person.

     6.2 Agents.  The Funds may employ  agents and  provide  for such  clerical, legal, actuarial,  accounting, advisory or other services as they deem necessary to perform  their duties under this Plan.  The Funds shall bear the cost of such services and all other expenses  incurred in connection with the  administration of this Plan.

     6.3 Incapacity. If the Board shall receive evidence satisfactory to it that the Trustee or any  Beneficiary  entitled to receive any benefit  under the Plan is, at the time when such benefit becomes payable,  a minor, or is physically or mentally  incompetent  to  receive  such  benefit  and to give a  valid  release therefor,  and that another person or an institution is then  maintaining or has custody of the Trustee or Beneficiary  and that no guardian,  committee or other representative  of the estate of the Trustee or Beneficiary shall have been duly appointed,  the Board may make payment of such benefit  otherwise payable to the
Trustee  or  Beneficiary  to such  other  person  or  institution,  including  a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company),  and the release of such other person or institution shall be a valid and complete  discharge for the payment of such benefit.

     6.4 Governing  Law. This Plan shall be governed by the laws of the State of
New York.

     6.5  Non-guarantee of Trusteeship.  Nothing contained in this Plan shall be construed  as a  contract  or  guarantee  of the right of the  Trustee to be, or remain as, a director of any Fund or to receive any, or any particular  rate of,
Compensation from any Fund.

     6.6 Counsel.  The Funds may consult with legal  counsel with respect to the meaning or  construction  of the Plan,  their  respective  obligations or duties hereunder  or with respect to any action or  proceeding  or any question of law, and they shall be fully protected with respect to any action taken or omitted by them in good faith pursuant to the advice of legal counsel.

     6.7  Non-transferability  of  Interests.  A  Trustee's  and  Beneficiaries'
interests  in the Deferral  Account may not be  anticipated,  sold,  encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution,  garnishment  or attachment and any attempt to do so by any person shall be deemed null and void;  the Funds shall not  recognize the rights of any party  under this Plan except  those of the  Trustee or his or her  Beneficiary;
provided that this Section 6.7 shall not preclude the Funds from  offsetting any amount  currently  payable to a Trustee  hereunder  by any  amount  owed by such
Trustee to the Funds.

     6.8   Notices.   For   purposes  of  this  Plan,   notices  and  all  other
communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when  delivered  personally  or mailed by United  States registered or certified mail, return receipt requested,  postage prepaid,  or by nationally  recognized  overnight delivery service providing for a signed return receipt,  addressed  to the Trustee at the home  address set forth in the Funds'
records  and to the Funds at the  address  set  forth on the first  page of this
Plan,  provided  that all notices to the Fund shall be directed to the attention of the Administrator or to such other address as either party may have furnished to the other in writing in accordance herewith,  except that notice of change of address shall be effective only upon receipt.

     6.9 Effect on Other  Deferred  Compensation  Policies.  Effective as of the
date  hereof,  this Plan  replaces,  and  supersedes,  all  other  non-qualified elective deferred compensation policies of the Funds with respect to Trustees.

     6.10 Interpretation of Plan. Interpretations of, and determinations related to, this Plan made by the Funds in good faith,  including any  determinations of the amounts of the Deferral  Account,  shall be conclusive  and binding upon all parties;  and the Fund shall not incur any liability to the Trustee for any such interpretation  or  determination so made or for any other action taken by it in connection with this Plan in good faith.

     6.11  Successors  and Assigns.  This  Agreement  shall be binding upon, and shall  inure to the benefit of, the Funds and their  respective  successors  and assigns and to the Trustee and his or her heirs,  executors,  administrators and personal representatives.

     6.12  Severability.  In the  event  any  one or  more  provisions  of  this
Agreement  are  held  to  be  invalid  or  unenforceable,   such  illegality  or
unenforceability  shall not affect the validity or  enforceability  of the other provisions  hereof  and such  other  provisions  shall  remain in full force and effect unaffected by such invalidity or unenforceability.

     IN WITNESS  WHEREOF,  the Funds have  caused this Plan to be executed as of the day and year first above written.

BOARD OF TRUSTEES OF THE FUNDS

By: /s/ Phillip Gillespie

Name:    Phillip Gillespie

Title: Assistant Secretary